EXHIBIT 10.1 Form of Restricted Stock Unit Award under the 2002 Lilly Stock Plan (with non-compete)

Eli Lilly and Company
Restricted Stock Unit Award Agreement
(for Executive Officer)

This Restricted Stock Unit Award has been granted on [INSERT DATE] (“Grant Date”) by Eli Lilly and Company, an Indiana corporation, with its principal offices in Indianapolis, Indiana (“Lilly” or the “Company”), to the Eligible Individual who has received this Restricted Stock Unit Award Agreement (the “Grantee”).

Vesting Date:     100% on [INSERT DATE]
    (except as otherwise provided in this
    Restricted Stock Unit Award Agreement)

Eli Lilly and Company Restricted Stock Unit Award Agreement

Eli Lilly and Company Restricted Stock Unit Award Agreement

Section 1.Grant of Restricted Stock Units
Eli Lilly and Company, an Indiana corporation (“Lilly” or the “Company”), has granted to the Eligible Individual who has received this Restricted Stock Unit Award Agreement (the “Grantee”) an award of restricted stock units (the “Restricted Stock Units” or the “Award”) with respect to the number of shares of Lilly Common Stock (the “Shares”) that the Grantee may view by logging on to the Merrill Lynch website at http://myequity.lilly.com.
The Award is made pursuant to and subject to the terms and conditions set forth in the Amended and Restated 2002 Lilly Stock Plan (the “Plan”) and to the terms and conditions set forth in this Restricted Stock Unit Award Agreement, including all appendices, exhibits and addenda hereto (the “Award Agreement”). In the event of any conflict between the terms of the Plan and this Award Agreement, the terms of the Plan shall govern except with respect to the provisions described in Section 11 below (in which case, the terms of the Award Agreement shall govern).

Any capitalized terms used but not defined in this Award Agreement shall have the meanings set forth in the Plan.
Section 2.Vesting
a.For purposes of the vesting provisions set forth in Section 2 of this Award Agreement, the following definitions will apply:

(i)“Disability” means that the Grantee would qualify to receive benefit payments under the long-term disability plan or policy, as it may be amended from time to time, of the Company or the Affiliate that employs the Grantee (the “Employer”). If the Company or the Employer does not have a long-term disability plan or policy, “Disability” means that the Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determined physical or mental impairment for a period of at least ninety (90) consecutive days as may be determined by the Company or Employer. The Grantee shall not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Company as it determines in its sole discretion.

(ii)“Qualifying Termination” means the termination of the Grantee's Service under any one of the following circumstances:

A.due to a plant closing or reduction in workforce (as defined below);
B.as a result of the Grantee’s failure to locate a position within the Company or an Affiliate following the placement of the Grantee on reallocation or medical reassignment in the United States (or equivalent as determined by the Committee).

“Plant closing” means the closing of a plant site or other corporate location that directly results in termination of the Grantee’s Service.

“Reduction in workforce” means the elimination of a work group, functional or business unit or other broadly applicable reduction in job positions that directly results in termination of the Grantee’s Service.
b.The Award shall vest at the close of business in Indianapolis, Indiana, U.S.A. on the earliest of the following dates (each, a “Vesting Date”):

Eli Lilly and Company Restricted Stock Unit Award Agreement

(i)[INSERT DATE] with respect to 100% of the Award, provided the Grantee is still in active Service on the Vesting Date,

subject to any alternative date(s) set forth in any appendix attached hereto (the “Appendix”), or

(ii)the date the Grantee’s Service is terminated (A) due to the Grantee’s death or (B) by reason of the Grantee’s Disability, with respect to 100% of the Award, or

(iii)the date the Grantee is subject to a Qualifying Termination, in which case the number of Restricted Stock Units that shall vest shall be reduced proportionally for the portion of the total days between the Grant Date and the Vesting Date specified in 2(b)(i) that the Grantee was not in active Service.

The Committee’s determination as to whether (A) the Grantee’s Service has been terminated by reason of Disability, (B) the Grantee’s Service has been terminated as a direct result of either a plant closing or a reduction in workforce, (C) the Grantee’s Service has been terminated as a result of the failure to locate a position within the Company or an Affiliate following reallocation or medical reassignment, and (D) a leave of absence or a transfer of employment between Lilly and an Affiliate or between Affiliates constitutes a termination of Service shall be final and binding on the Grantee.

c.In the event the Grantee's Service with the Company or an Affiliate is terminated prior to a Vesting Date for any reason or in any circumstance other than those specified in Sections 2(b)(ii) or 2(b)(iii), any unvested portion of the Award will be forfeited.

d.The Committee may, at its discretion, cancel the Award or reduce the number of Restricted Stock Units and any accrued Dividend Equivalent Rights, prorated according to time or other measure as deemed appropriate by the Committee, if at any time prior to the Vesting Date, the Grantee has been (i) subject to disciplinary action by the Company, or (ii) determined to have committed a material violation of law or Company policy or to have failed to properly manage or monitor the conduct of an employee who has committed a material violation of law or Company policy whereby, in either case, such conduct causes significant harm to the Company.
Section 3.Change in Control
The provisions of Section 13.2 of the Plan apply to this Award with the following modifications:
a.The only Change in Control event that shall result in a benefit under this Section 3 shall be the consummation of a merger, share exchange, or consolidation of the Company, as defined in Section 2.6(c) of the Plan (a “Transaction”).

b.In the event that the Award is not converted, assumed, substituted, continued or replaced by a successor or surviving corporation, or a parent or subsidiary thereof, in connection with a Transaction, then immediately prior to the Transaction, the Award shall vest automatically in full.

c.In the event that the Award is converted, assumed, substituted, continued or replaced by a successor or surviving corporation, or a parent or subsidiary thereof, in connection with a Transaction and the Grantee is subject to a Covered Termination (as defined below) prior to any applicable Vesting Date, the Award shall vest automatically in full.

Eli Lilly and Company Restricted Stock Unit Award Agreement

For purposes of this provision, “Covered Termination” shall mean a termination of Service as described in Sections 2(b)(ii) and 2(b)(iii), Grantee’s termination without Cause or the Grantee’s resignation for Good Reason. “Cause” and “Good Reason” shall have the meanings ascribed to them in the Eli Lilly and Company 2007 Change in Control Severance Pay Plan for Employees or the Eli Lilly and Company 2007 Change in Control Severance Pay Plan for Select Employees (both as amended from time to time) or any successor plan or arrangement thereto, as applicable.

d.If the Grantee is entitled to receive stock of the acquiring entity or successor to the Company as a result of the application of this Section 3, then references to Shares in this Award Agreement shall be read to mean stock of the successor or surviving corporation, or a parent or subsidiary thereof, as and when applicable.
Section 4.Settlement
a.Except as provided below, the Award shall be paid to the Grantee as soon as practicable and generally within sixty (60) days following the applicable Vesting Date, or, if earlier, a vesting event contemplated under the Section 3 above.

b.At such time, Lilly shall issue or transfer Shares or the cash equivalent, as contemplated under Section 4(c) below, to the Grantee. In the event the Grantee is entitled to a fractional Share, the fraction may be paid in cash or rounded, in the Committee’s discretion.

c.At any time prior to the applicable Vesting Date or until the Award is paid in accordance with this Section 4, the Committee may, if it so elects, determine to pay part or all of the Award in cash in lieu of issuing or transferring Shares. The amount of cash shall be calculated based on the Fair Market Value of the Shares on the applicable Vesting Date.

d.In the event of the death of the Grantee, the payments described above shall be made to the successor of the Grantee.
Section 5.Rights of the Grantee
a.No Shareholder Rights. The Restricted Stock Units do not entitle the Grantee to any rights of a shareholder of Lilly until such time as the Restricted Stock Units vest and Shares are issued or transferred to the Grantee.
b.Dividend Equivalent Rights. As long as the Grantee holds Restricted Stock Units granted pursuant to this Award, the Company shall accrue for the Grantee, on each date that the Company pays a cash dividend to holders of Company Shares, Dividend Equivalent Rights equal to the total number of Restricted Stock Units credited to the Grantee under this Award multiplied by the dollar amount of the cash dividend paid per Share by the Company on such date. Dividend Equivalent Rights shall accrue in an account denominated in U.S. dollars and shall not accrue interest or other credits prior to being paid. A report showing the accrued Dividend Equivalent Rights shall be sent to the Grantee periodically, as determined by the Company. The accrued Dividend Equivalent Rights shall be subject to the same vesting conditions as the Restricted Stock Units to which the Dividend Equivalent Rights relate, and the Dividend Equivalent Rights shall be forfeited in the event that the Restricted Stock Units with respect to which such Dividend Equivalent Rights were credited are forfeited. Following the applicable Vesting Date, Lilly shall pay to the Grantee in cash all accrued Dividend Equivalent Rights in accordance with Section 4 above.

c.No Trust; Grantee’s Rights Unsecured. Neither this Award Agreement nor any action in accordance with this Award Agreement shall be construed to create a trust of any kind. The

Eli Lilly and Company Restricted Stock Unit Award Agreement

right of the Grantee to receive payments of cash or Shares pursuant to this Award Agreement shall be an unsecured claim against the general assets of the Company.
Section 6.Prohibition Against Transfer
The right of a Grantee to receive payments of Shares and/or cash under this Award may not be transferred except to a duly appointed guardian of the estate of the Grantee or to a successor of the Grantee by will or the applicable laws of descent and distribution and then only subject to the provisions of this Award Agreement. A Grantee may not assign, sell, pledge, or otherwise transfer Shares or cash to which he or she may be entitled hereunder prior to transfer or payment thereof to the Grantee, and any such attempted assignment, sale, pledge or transfer shall be void.
Section 7.Responsibility for Taxes
a.Regardless of any action Lilly and/or the Grantee’s Employer takes with respect to any or all income tax (including federal, state, local and non-U.S. tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax Related Items”), the Grantee acknowledges that the ultimate liability for all Tax Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by Lilly or the Employer. The Grantee further acknowledges that Lilly and the Employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Award, including the grant of the Restricted Stock Units, the accrual of Dividend Equivalent Rights, the vesting of the Restricted Stock Units and the lapse of restrictions, the transfer and issuance of any Shares, the receipt of any cash payment pursuant to the Award and/or Dividend Equivalent Rights, the receipt of any dividends and the sale of any Shares acquired pursuant to this Award; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability for Tax Related Items or achieve any particular tax result. Furthermore, if the Grantee becomes subject to Tax Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax Related Items in more than one jurisdiction.

b.Prior to the applicable taxable or tax withholding event, as applicable, the Grantee shall pay or make adequate arrangements satisfactory to Lilly and/or the Employer to satisfy all Tax Related Items.

(i)In the case of Dividend Equivalent Rights paid to the Grantee and if the Restricted Stock Units are paid to the Grantee in cash in lieu of Shares, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any obligation for Tax Related Items by withholding from the cash amount paid to the Grantee pursuant to the Award or from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer.

(ii)If the Restricted Stock Units are paid to the Grantee in Shares and the Grantee is not subject to the short-swing profit rules of Section 16(b) of the Exchange Act, the Grantee authorizes Lilly and/or the Employer, or their respective agents, at their discretion, to (A) withhold from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer, (B) arrange for the sale of Shares to be issued upon settlement of the Award (on the Grantee’s behalf and at the Grantee’s direction pursuant to this authorization or such other authorization as the Grantee may be required to provide to Lilly or its designated broker in order for such sale to be effectuated) and withhold from the proceeds of such sale, (C) withhold in Shares otherwise issuable to the Grantee pursuant to this Award, and/or

Eli Lilly and Company Restricted Stock Unit Award Agreement

(D) apply any other method of withholding determined by the Company and, to the extent required by Applicable Laws or the Plan, approved by the Committee.

(iii)If the Restricted Stock Units are paid to the Grantee in Shares and the Grantee is subject to the short-swing profit rules of Section 16(b) of the Exchange Act, Lilly will withhold in Shares otherwise issuable to the Grantee pursuant to this Award, unless the use of such withholding method is prevented by Applicable Laws or has materially adverse accounting or tax consequences, in which case the withholding obligation for Tax Related Items may be satisfied by one or a combination of the methods set forth in Section 7(b)(ii)(A) and (B) above.

c.Depending on the withholding method, Lilly and/or the Employer may withhold or account for Tax Related Items by considering applicable statutory or other withholding rates, including minimum or maximum rates in the jurisdiction(s) applicable to the Grantee, in which case the Grantee may receive a refund of any over-withheld amount in cash (without interest and without entitlement to the equivalent amount in Shares). If the obligation for Tax Related Items is satisfied by withholding Shares, for tax purposes, the Grantee will be deemed to have been issued the full number of Shares to which he or she is entitled pursuant to this Award, notwithstanding that a number of Shares are withheld to satisfy the obligation for Tax Related Items.

d.Lilly may require the Grantee to pay Lilly and/or the Employer any amount of Tax Related Items that Lilly and/or the Employer may be required to withhold or account for as a result of any aspect of this Award that cannot be satisfied by the means previously described. Lilly may refuse to deliver Shares or any cash payment to the Grantee if the Grantee fails to comply with the Grantee’s obligation in connection with the Tax Related Items as described in this Section 7.
Section 8.Section 409A Compliance
To the extent applicable, it is intended that this Award comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the Treasury Regulations and other guidance issued thereunder (“Section 409A”) and this Award shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A.
Section 9.Grantee’s Acknowledgement
In accepting this Award, the Grantee acknowledges, understands and agrees that:

a.the Plan is established voluntarily by Lilly, it is discretionary in nature and it may be modified, amended, suspended or terminated by Lilly at any time, as provided in the Plan;
b.the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units and/or Dividend Equivalent Rights, or benefits in lieu thereof, even if Restricted Stock Units and/or Dividend Equivalent Rights have been granted in the past;
c.all decisions with respect to future awards of Restricted Stock Units, Dividend Equivalent Rights or other awards, if any, will be at the sole discretion of the Committee;
d.the Grantee’s participation in the Plan is voluntary;
e.the Award and any Shares subject to the Award are not intended to replace any pension rights or compensation;

Eli Lilly and Company Restricted Stock Unit Award Agreement

f.the Award and any Shares subject to the Award, and the income and value of same, are not part of normal or expected compensation for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, leave pay, pension or welfare or retirement benefits or similar mandatory payments;
g.unless otherwise agreed with Lilly, the Award and any Shares subject to the Award, and the income and value of same, are not granted as consideration for, or in connection with, the service the Grantee may provide as a director of an Affiliate;
h.neither the Award nor any provision of this Award Agreement, the Plan or the policies adopted pursuant to the Plan, confer upon the Grantee any right with respect to employment or continuation of current employment, and in the event that the Grantee is not an employee of Lilly or any subsidiary of Lilly, the Award shall not be interpreted to form an employment contract or relationship with Lilly or any Affiliate;
i.the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
j.no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the Grantee ceasing to provide employment or other services to Lilly or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of local labor laws in the jurisdiction where the Grantee is employed or the terms of Grantee’s employment agreement, if any);
k.for purposes of the Award, the Grantee’s employment will be considered terminated as of the date he or she is no longer actively providing services to the Company or an Affiliate and the Grantee’s right, if any, to earn and be paid any portion of the Award after such termination of employment or services (regardless of the reason for such termination and whether or not such termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee's employment agreement, if any) will be measured by the date the Grantee ceases to actively provide services and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee's employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the Award (including whether the Grantee may still be considered to be actively providing services while on a leave of absence);
l.unless otherwise provided in the Plan or by the Committee in its discretion, the Award and the benefits evidenced by this Award Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
m.neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Award or any amounts due to the Grantee pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement.

Eli Lilly and Company Restricted Stock Unit Award Agreement

Section 10.Data Privacy
a.Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about the Grantee, and persons closely associated with the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Share Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Grantee’s consent. Where required under applicable law, Data may also be disclosed to certain securities or other regulatory authorities where the Company's securities are listed or traded or regulatory filings are made and the legal basis, where required, for such disclosure are the applicable laws.

b.Stock Plan Administration Service Providers. The Company transfers Data to Bank of America Merrill Lynch and/or its affiliated companies (“Merrill Lynch”), an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. The Grantee may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan. The Company may also transfer Data to KPMG, an independent service provider, which is also assisting the Company with certain aspects of the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner.

c.International Data Transfers. The Company and its service providers are based in the United States. The Grantee’s country or jurisdiction may have different data privacy laws and protections than the United States. The Company's legal basis, where required, for the transfer of Data is Grantee’s consent.

d.Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.

e.Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Grantee is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke the Grantee’s consent, the Grantee’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant this Award or other awards to the Grantee or administer or maintain such awards.

f.Data Subject Rights. The Grantee understands that data subject rights regarding the processing of Data vary depending on applicable law and that, depending on where the Grantee is based and subject to the conditions set out in such applicable law, the Grantee may have, without limitation, the right to (i) inquire whether and what kind of Data the Company holds about the Grantee and how it is processed, and to access or request copies of such Data, (ii) request the correction or supplementation of Data about the Grantee that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Data no longer necessary for the purposes underlying the processing, (iv) request the Company to restrict the processing of the Grantee’s Data in certain

Eli Lilly and Company Restricted Stock Unit Award Agreement

situations where the Grantee feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Data for legitimate interests, and to (vi) request portability of the Grantee’s Data that the Grantee has actively or passively provided to the Company or the Employer (which does not include data derived or inferred from the collected data), where the processing of such Data is based on consent or the Grantee’s employment and is carried out by automated means. In case of concerns, the Grantee understands that he or she may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, the Grantee’s rights, the Grantee understands that he or she should contact his or her local human resources representative.

g.Declaration of Consent. By accepting the Award and indicating consent via the Company’s online acceptance procedure, the Grantee is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not offer an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.
Section 11.Restrictive Covenants, Remedies, and Additional Terms and Conditions
a.Restrictive Covenants. In consideration of the Grantee’s receipt of the Award from Lilly, the Grantee agrees that during the Grantee’s employment with Lilly or an Affiliate that the Grantee provided services to or had access to confidential information concerning (“Covered Affiliate”) and for twelve (12) months immediately following the end of the Grantee’s employment (regardless of reason), the Grantee will not directly or indirectly, on a worldwide basis, engage in any of the following activities:
(i)Work for, advise, manage, act as an agent, employee or consultant for, or otherwise provide any services, in a Competitively-Sensitive Capacity, to: (a) any person or entity engaged in research, development, production, sale or distribution of a product or service competitive with or substantially similar to any product or service in research, development or design, or manufactured, produced, sold or distributed by Lilly or a Covered Affiliate; or (b) any person or entity that otherwise competes or intends to compete with Lilly or a Covered Affiliate.

(ii)Solicit, urge, divert, induce, or seek to induce any of Lilly’s (or Covered Affiliate’s) independent contractors, subcontractors, business partners, distributors, brokers, consultants, sales representatives, customers, vendors, suppliers or any other person with whom Lilly or Covered Affiliate has a business relationship and with whom the Grantee interacted during the Grantee’s employment with Lilly or Covered Affiliate to terminate their relationship with, or representation of, Lilly or Covered Affiliate or to cancel, withdraw, reduce, limit or in any manner modify any such person’s business with, or representation of, Lilly or a Covered Affiliate.
The Grantee acknowledges and agrees that any Lilly Affiliate is an intended third-party beneficiary of this Award Agreement, which may be enforced by Lilly or any such Affiliate, either singularly or jointly.
For purposes of this Award Agreement, “Competitively-Sensitive Capacity” means: (i) the same or similar capacity or function in which the Grantee worked for Lilly or a Covered Affiliate at any time during the two (2) years immediately preceding the end of the Grantee’s employment; (ii) any officer, director, executive or senior management capacity or function; (iii) any research and development capacity or function; (iv) any sales management or

Eli Lilly and Company Restricted Stock Unit Award Agreement

business development management capacity or function; (v) any ownership capacity (except the Grantee may own as a passive investment up to 2% of any publicly traded securities); and/or (vi) any other capacity or function in which there is a material risk that the Grantee likely would inevitably use or disclose trade secrets and/or confidential information of Lilly or a Covered Affiliate. For purposes of clarity, if a competing business has multiple divisions, lines or segments, some of which are not competitive with the business of Lilly, including its Covered Affiliates, nothing in this Award Agreement will prohibit the Grantee from being employed by, working for or assisting only that division, line or segment of such competing business that is not competitive with the business of Lilly or a Covered Affiliate, provided the Grantee is not involved in a Competitively-Sensitive Capacity in the research, development, manufacture, provision or sale of any products that compete with any products of Lilly or a Covered Affiliate.
The Grantee and Lilly acknowledge and agree that the worldwide geographic scope of the foregoing covenants is reasonable and necessary given, among other things, that: (i) absent the restrictions, the Grantee could utilize Lilly’s (or its Affiliates) trade secrets and/or confidential information and compete with Lilly or Affiliate from virtually anywhere; and (ii) such scope is the only way for Lilly and its Affiliates to protect their trade secrets and confidential information. In the event the Grantee violates any of the restrictive covenants contained herein, their duration will automatically be extended by the length of time during which the Grantee was in violation of any of the restrictive covenants.
The Grantee acknowledges and agrees that, during the course of the Grantee’s employment with Lilly or a Covered Affiliate, the Grantee will become intimately familiar with confidential information and trade secrets key to its unique competitive advantage. The Grantee also acknowledges and agrees that Lilly’s (and Covered Affiliate’s) confidential information and trade secrets will retain continuing vitality throughout and beyond the twelve-month restricted period. And, the Grantee acknowledges and agrees that, should the Grantee leave Lilly or Covered Affiliate and, near the Grantee’s departure from Lilly or Covered Affiliate, work with another person or entity that engages in business activities similar to those of Lilly and/or Covered Affiliate, it would be highly likely, if not inevitable, that the Grantee would rely on confidential information of Lilly and/or Covered Affiliate in the course of the Grantee’s work, either consciously or subconsciously, harming Lilly and any Covered Affiliates. For these and other reasons, the Grantee agrees that the restrictions above are reasonably necessary to protect Lilly’s and its Covered Affiliate’s legitimate business interests and do so by creating a specific amount of time after the Grantee’s employment ends during which the Grantee will not be able to engage or prepare to engage in the activities above.
The Grantee and Lilly further acknowledge and agree that if any particular covenant or provision is determined to be unreasonable or unenforceable for any reason, including, without limitation, the time period, geographic area, and/or scope of activity covered by any restrictive covenant within this Award Agreement, such covenant or provision will automatically be deemed reformed so that the contested covenant or provision will have the closest effect permitted by applicable law to the original form and will be given effect and enforced as so reformed to whatever would be reasonable and extent enforceable under applicable law. Any court interpreting any restrictive covenant provision of this Award Agreement will, if necessary, reform any such provision to make it enforceable under applicable law.
This Award Agreement is intended, among other things, to supplement (and not supersede) all applicable statutes protecting trade secrets and the duties the Grantee owes to Lilly and/or Covered Affiliates under the common law, as well as any other non-competition, non-solicitation, or confidentiality provisions that the Grantee agreed in the past, including those

Eli Lilly and Company Restricted Stock Unit Award Agreement

in the Grantee’s Employee Confidentiality and Invention Agreement, each of which remains in full force and effect, or that the Grantee agrees in the future.
The Grantee acknowledges that a breach by the Grantee of this Award Agreement will give rise to irreparable injury to Lilly and Covered Affiliates and money damages will not provide adequate relief for such injury. As a result, the Grantee agrees that Lilly (including any third-party beneficiary) will be entitled to obtain equitable or injunctive relief without having to post any bond or other security to restrain or prohibit any such breach or threatened breach, in addition to any other remedies which may be available, including the recovery of monetary damages from the Grantee.
b.Remedies. If the Company determines that the Grantee has violated any applicable provisions of this Section 11, in addition to injunctive relief and damages, the Grantee agrees and covenants that: (i) the Award shall be immediately rescinded; (ii) the Grantee shall automatically forfeit any rights the Grantee may have with respect to the Award as of the date of such determination, including the rights to continue to be eligible to vest or receive a payment under the Award; and (iii) the foregoing remedies set forth in this Section 11 shall not be Lilly’s (or any third-party beneficiary’s) exclusive remedies. Lilly reserves all other rights and remedies available to it at law or in equity.

c.Insider Trading/Market Abuse Laws. The Grantee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States and the Grantee’s country of residence, which may affect the Grantee’s ability to directly or indirectly, for the Grantee or for a third party, acquire or sell, or attempt to sell,  or otherwise dispose of Shares or rights to acquire Shares (e.g., Restricted Stock Units) under the Plan during such times as the Grantee is considered to have “inside information” regarding the Company (as determined under the laws or regulations in the applicable jurisdictions).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Grantee acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Grantee should consult with his or her personal legal advisor on this matter.

d.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Award and any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to execute any additional agreements or undertakings that may be necessary to accomplish the foregoing. Without limitation to the foregoing, the Grantee agrees that the Restricted Stock Unit Award and any benefits or proceeds the Grantee may receive hereunder shall be subject to forfeiture and/or repayment to the Company to the extent required to comply with any requirements imposed under Applicable Laws or any compensation recovery policy of the Company that reflects the provisions of Applicable Laws.
Section 12.Governing Law and Choice of Venue
The validity, construction, and enforcement of this Award Agreement shall be governed by the laws of the State of Indiana, U.S.A. without regard to laws that might cause other law to govern under applicable principles of conflict of laws or cause the application of substantive law of any jurisdiction other than Indiana. For purposes of litigating any dispute that arises under this Award Agreement, the parties hereby submit to and consent to the jurisdiction and venue of the State of Indiana, and agree that such litigation shall be conducted exclusively in the courts having appropriate subject matter jurisdiction in Marion County, Indiana, or the federal courts for the United States for the Southern District of Indiana, and no other courts, where this Award is granted and/or to be performed.

Eli Lilly and Company Restricted Stock Unit Award Agreement

Section 13.Miscellaneous Provisions
a.Notices and Electronic Delivery and Participation. Any notice to be given by the Grantee or successor Grantee shall be in writing, and any notice shall be deemed to have been given or made only upon receipt thereof by the Corporate Secretary of Lilly at Lilly Corporate Center, Indianapolis, Indiana 46285, U.S.A. Any notice or communication by Lilly in writing shall be deemed to have been given in the case of the Grantee if mailed or delivered to the Grantee at any address specified in writing to Lilly by the Grantee and, in the case of any successor Grantee, at the address specified in writing to Lilly by the successor Grantee. In addition, Lilly may, in its sole discretion, decide to deliver any documents related to the Award and participation in the Plan by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. By accepting this Award, the Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by Lilly or a third party designated by Lilly.

b.Language. The Grantee acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Grantee to understand the terms and conditions of this Award Agreement. If the Grantee has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

c.Waiver. The waiver by Lilly of any provision of this Award Agreement at any time or for any purpose shall not operate as or be construed to be a waiver of the same or any other provision of this Award Agreement at any subsequent time or for any other purpose.

d.Severability and Section Headings. If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.

The section headings in this Award Agreement are for convenience of reference only and shall not be deemed a part of, or germane to, the interpretation or construction of this instrument.
e.No Advice Regarding Grant. Lilly is not providing any tax, legal or financial advice, nor is Lilly making any recommendations regarding the Grantee’s participation in the Plan or the Grantee’s acquisition or sale of the underlying Shares. The Grantee should consult with his or her own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.
Section 14.Compensation Recovery
At any time during the three years following the date on which the number of shares of Lilly Stock subject to this Award was determined, the Company reserves the right to and, in appropriate cases, will seek restitution of all or part of any shares of Lilly Stock subject to or issued (or cash paid) pursuant to this Award if:
a. (i)    the number of shares of Lilly Stock subject to the Award was calculated based, directly or indirectly, upon the achievement of financial results (e.g., earnings per share) that were

Eli Lilly and Company Restricted Stock Unit Award Agreement

subsequently the subject of restatement of all or a portion of the Company’s financial statements;
(ii)    the Grantee engaged in intentional misconduct that caused or partially caused the need for such a restatement; and
(iii)    the number of shares of Lilly Stock that would have been subject to the Award had the financial results been properly reported would have been lower than the number of shares of Lilly Stock actually subject to the Award.
b.    the Grantee has been determined to have committed a material violation of law or Company policy or to have failed to properly manage or monitor the conduct of an employee who has committed a material violation of law or Company policy whereby, in either case, such conduct causes significant harm to the company.
In the event the number of shares of Lilly Stock subject to the Award is determined to have been based on materially inaccurate financial statements or other Company performance measures or on calculation errors (without any misconduct on the part of the Grantee), the Company reserves the right to and, in appropriate cases, will:
a.seek restitution of the shares of Lilly Stock subject to or issued (or cash paid) pursuant to this Award to the extent that the number of shares of Lilly Stock subject to the Award exceeded the number of shares of Lilly Stock that would have been subject to the Award had the inaccuracy or error not occurred, or
b.issue additional shares of Lilly Stock or make additional cash payment to the extent that the number of shares of Lilly Stock subject to the Award was less than the correct amount.
This Section 14 is not intended to limit the Company’s power to take such action as it deems necessary to remedy any misconduct, prevent its reoccurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer in a manner it deems appropriate.
Section 15.Award Subject to Acknowledgement of Acceptance
Notwithstanding any provisions of this Award Agreement, the Award is subject to acknowledgement of acceptance by the Grantee prior to 4:00 PM (EDT) [INSERT DATE], through the website of Merrill Lynch, the Company’s stock plan administrator. If the Grantee does not acknowledge acceptance of the Award prior to 4:00 PM (EDT) [INSERT DATE], the Award will be cancelled, subject to the Committee's discretion for unforeseen circumstances.

IN WITNESS WHEREOF, Lilly has caused this Award Agreement to be executed in Indianapolis, Indiana, by its proper officer.

ELI LILLY AND COMPANY

By: _________________________